Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

by and between

SOHU.COM INC.

as Issuer

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Initial Purchaser

Dated as of July 14, 2003

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) dated as of July 14, 2003 by and between Sohu.com Inc., a Delaware corporation (the “Company”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser”) pursuant to the Purchase Agreement dated July 9, 2003 (the “Purchase Agreement”), between the Company and the Initial Purchaser. In order to induce the Initial Purchaser to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing under the Purchase Agreement.

The Company agrees with the Initial Purchaser (i) for its benefit as Initial Purchaser and (ii) subject to the terms and conditions hereof, for the benefit of the beneficial owners (including the Initial Purchaser) from time to time of Registrable Securities, as follows:

Section 1. Definitions. Capitalized terms used herein without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any specified person, an “affiliate,” as defined in Rule 144, of such person.

“Amendment Effectiveness Deadline Date” has the meaning set forth in Section 2(d) hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Common Stock” means the shares of common stock, par value US$0.001 per share, of the Company, together with the rights evidenced by such Common Stock to the extent provided in the Shareholders’ Rights Agreement dated as of July 15, 2001 by and between the Company and The Bank of New York., and any other shares of common stock as may constitute “Common Stock” for purposes of the Indenture, including the Underlying Common Stock.

“Conversion Price” has the meaning assigned to such term in the Indenture.

“Deferral Notice” has the meaning set forth in Section 3(h) hereof.

“Deferral Period” has the meaning set forth in Section 3(h) hereof.

“Effectiveness Deadline Date” has the meaning set forth in Section 2(a) hereof.

“Effectiveness Period” means the period commencing on the date hereof and ending on the date that all Notes and Underlying Common Stock have ceased to be Registrable Securities.

“Event” has the meaning set forth in Section 2(e) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Filing Deadline Date” has the meaning set forth in Section 2(a) hereof.

“Holder” means a Person who owns, beneficially or otherwise, Registrable Securities.

“Indenture” means the Indenture, dated as of July 14, 2003, between the Company and The Bank of New York, as trustee, pursuant to which the Notes are being issued.

“Initial Purchaser” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Initial Shelf Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Issue Date” means the first date of original issuance of the Notes.

“Liquidated Damages Accrual Period” has the meaning set forth in Section 2(e) hereof.

“Liquidated Damages Amount” has the meaning set forth in Section 2(e) hereof.

“Liquidated Damages Payment Date” means each April 15 and October 15.

“Material Event” has the meaning set forth in Section 3(h) hereof.

“Notes” means the Zero Coupon Convertible Senior Notes due 2023 of the Company to be purchased pursuant to the Purchase Agreement.

“Notice and Questionnaire” means a written notice delivered to the Company containing substantially the information called for by the Selling Security Holder Notice and Questionnaire attached as Annex A to the Offering Memorandum as such notice may be amended by the Company upon the advice of nationally-recognized counsel experienced in such matters, to the extent reasonably necessary to ensure compliance with applicable law.

“Notice Holder” means, on any date, any Holder that has delivered a Notice and Questionnaire to the Company on or prior to such date, so long as all of the Holder’s Registrable Securities that have been registered for resale pursuant to a Notice and Questionnaire have not been sold in accordance with a Registration Statement.

“Offering Memorandum” has the meaning assigned to it in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the preamble hereof.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Prospectus.

“Record Holder” means with respect to any Liquidated Damages Payment Date relating to any Notes or Underlying Common Stock as to which any Liquidated Damages Amount has accrued, the registered holder of such Note or Underlying Common Stock on the April 1 immediately preceding a Liquidated Damages Payment Date occurring on an April 15, and on the October 1 immediately preceding a Liquidated Damages Payment Date occurring on an October 15.

“Registrable Securities” means the Notes until such Notes have been converted into or exchanged for the Underlying Common Stock and, at all times subsequent to any such conversion, the Underlying Common Stock and any securities into or for which such Underlying Common Stock has been converted or exchanged, and any security issued with respect thereto upon any stock dividend, split or similar event until, in the case of any such security, (A) the earliest of (i) its effective registration under the Securities Act and resale in accordance with the Registration Statement covering it, (ii) expiration of the holding period that would be applicable thereto for non-affiliates of the Company under Rule 144(k) (or such security is otherwise able to be immediately sold by a non-affiliate Holder) or (iii) its sale to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, and (B) as a result of the event or circumstance described in any of the foregoing clauses (i) through (iii), the legend with respect to transfer restrictions required under the Indenture is removed or removable in accordance with the terms of the Indenture or such legend, as the case may be.

“Registration Statement” means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such registration statement.

“Restricted Securities” means “restricted securities” as defined in Rule 144.

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144A” means Rule 144A under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Shelf Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Special Counsel” means such counsel as shall be specified by the Holders of a majority of the Registrable Securities, but which may, with the written consent of the Initial Purchaser (which shall not be unreasonably withheld, delayed or conditioned), be another nationally recognized law firm experienced in securities law matters designated by the Company, the reasonable fees and expenses of which will be paid by the Company pursuant to Section 5 hereof. For purposes of determining the holders of a majority of the Registrable Securities in this definition, Holders of Notes shall be deemed to be the Holders of the number of shares of Underlying Common Stock into which such Notes are or would be convertible as of the date the consent is requested.

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 2(b) hereof.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means The Bank of New York, the Trustee under the Indenture.

“Underlying Common Stock” means the Common Stock into which the Notes are convertible or issued upon any such conversion.

Section 2. Shelf Registration.

(a) The Company shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable but in any event by the date (the “Filing Deadline Date”) that is ninety (90) days after the Issue Date, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) registering the resale from time to time by Holders thereof of all of the Registrable Securities (the “Initial Shelf Registration Statement”). The Initial Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution reasonably requested by the Holders and set forth in the Initial Shelf Registration Statement. The Company shall use its reasonable best efforts to cause the Initial Shelf Registration Statement to be declared effective under the Securities Act as promptly as is practicable but in any event by the date (the “Effectiveness Deadline Date”) that is one hundred eighty (180) days after the Issue Date, and to keep the Initial Shelf Registration Statement (or any Subsequent Shelf Registration Statement) continuously effective under the Securities Act until the expiration of the Effectiveness Period. At the time the Initial Shelf Registration Statement is declared effective, each Holder that became a Notice Holder on or prior to the date that is ten (10) Business Days prior to such time of effectiveness shall be named as a selling security holder in the Initial Shelf Registration Statement and the related

Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable law. None of the Company’s security holders (other than the Holders of Registrable Securities) shall have the right to include any of the Company’s securities in the Shelf Registration Statement.

(b) If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof including, if reasonably necessary, by amending the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration Statement covering all of the securities that as of the date of such filing are Registrable Securities (a “Subsequent Shelf Registration Statement”). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable after such filing and to keep such Registration Statement (or subsequent Shelf Registration Statement) continuously effective until the end of the Effectiveness Period.

(c) The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as necessary to name a Notice Holder as a selling security holder pursuant to Section (d) below.

(d) Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2(d) and Section 3(h). Each Holder wishing to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus agrees to deliver a Notice and Questionnaire to the Company at least three (3) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement; provided that such Holder shall have ten (10) Business Days from the date on which the Notice and Questionnaire is first received by such Holder to return a completed and signed Notice and Questionnaire to the Company. Such Notice and Questionnaire shall be effective for five (5) Business Days from its receipt by the Company, and, if the Holder has not sold such Registrable Securities within such five-day period, such Holder shall be required to deliver another Notice and Questionnaire to the Company in accordance with the immediately preceding sentence before the Holder may sell such Registrable Securities. Each holder who elects to sell Registrable Securities pursuant to a Shelf Registration Statement agrees by submitting a Notice and Questionnaire to the Company, it will be bound by the terms and conditions of the Notice and Questionnaire and this Agreement. From and after the date the Initial Shelf Registration Statement is declared effective, the Company shall, as promptly as practicable after the date a Notice and Questionnaire is delivered pursuant to Section 8(c) hereof, and in any event upon the later of (x) ten (10) Business Days after such date or (y)

ten (10) Business Days after the expiration of any Deferral Period in effect when the Notice and Questionnaire is delivered or put into effect within ten (10) Business Days of such delivery date:

(i) if required by applicable law, file with the SEC a post-effective amendment to the Shelf Registration Statement or, if required by applicable law, prepare and file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Holder delivering such Notice and Questionnaire is named as a selling security holder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Registrable Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use its reasonable best efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable, but in any event by the date (the “Amendment Effectiveness Deadline Date”) that is forty-five (45) days after the date such post-effective amendment is required by this clause to be filed;

(ii) provide such Holder copies of any documents filed pursuant to Section 2(d)(i); and

(iii) notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 2(d)(i);

provided, that if such Notice and Questionnaire is delivered during a Deferral Period, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth in clauses (i), (ii) and (iii) above upon expiration of the Deferral Period in accordance with Section 3(h). Notwithstanding anything contained herein to the contrary, (i) the Company shall be under no obligation to name any Holder that is not a Notice Holder as a selling security holder in any Registration Statement or related Prospectus and (ii) the Amendment Effectiveness Deadline Date shall be extended by up to ten (10) Business Days from the expiration of a Deferral Period (and the Company shall incur no obligation to pay Liquidated Damages during such extension) if such Deferral Period shall be in effect on the Amendment Effectiveness Deadline Date.

(e) The parties hereto agree that the Holders of Registrable Securities will suffer damages, and that it would not be feasible to ascertain the extent of such damages with precision, if, other than as permitted hereunder,

(i) the Initial Shelf Registration Statement has not been filed on or prior to the Filing Deadline Date,

(ii) the Initial Shelf Registration Statement has not been declared effective under the Securities Act on or prior to the Effectiveness Deadline Date,

(iii) the Company has failed to perform its obligations set forth in Section 2(d) within the time period required therein,

(iv) any post-effective amendment to a Shelf Registration Statement filed pursuant to Section 2(d)(i) has not become effective under the Securities Act on or prior to the Amendment Effectiveness Deadline Date, or

(v) the aggregate duration of Deferral Periods in any period exceeds the number of days permitted in respect of such period pursuant to Section 3(h) hereof.

Each event described in any of the foregoing clauses (i) through (v) is individually referred to herein as an “Event.” For purposes of this Agreement, each Event set forth above shall begin on the dates set forth in the table below and shall end on the ending dates set forth in the table below:

Type of Event by Clause	Beginning Date	Ending Date
(i)	Filing Deadline Date	the date the Initial Shelf Registration Statement is filed
(ii)	Effectiveness Deadline Date	the date the Initial Shelf Registration Statement becomes effective under the Securities Act
(iii)	the date by which the Company is required to perform its obligations under Section 2(d)	the date the Company performs its obligations set forth in Section 2(d)
(iv)	the Amendment Effectiveness Deadline Date	the date the applicable post-effective amendment to a Shelf Registration Statement becomes effective under the Securities Act
(v)	the date on which the aggregate duration of Deferral Periods in any period exceeds the number of days permitted by Section 3(h)	termination of the Deferral Period that caused the limit on the aggregate duration of Deferral Periods to be exceeded

Commencing on (and including) any date that an Event has begun and ending on (but excluding) the next date on which there are no Events that have occurred and are continuing (a “Liquidated Damages Accrual Period”), the Company shall pay, as Liquidated Damages and not as a penalty, to Record Holders of Registrable Securities an amount (the “Liquidated Damages Amount”) accruing, for each day in the Liquidated Damages Accrual Period, (i) in respect of any Note, at a rate per annum equal to 0.25% of the aggregate principal amount of such Note and (ii) in respect of each share of outstanding Underlying Common Stock that is a Registrable Security at a rate per annum equal to 0.25% on the Conversion Price on such date, as the case may be during the first 90 days of each Liquidated Damages Accrual Period and thereafter at a rate per annum equal to 0.50% in each of (i) and (ii) of this sentence; provided that in the case of a Liquidated Damages Accrual Period that is in effect solely as a result of an Event of the type described in clause (iii), (iv) or (v) of the preceding paragraph, such Liquidated Damages Amount shall be paid only to the Holders (as set forth in the succeeding paragraph) that have delivered Notices and Questionnaires within the time periods set forth in Section 2(d) that caused the Company to incur the obligations set forth in Section 2(d) the non-performance of which is the basis of such Event. In calculating the Liquidated Damages Amount on any date on which no Notes are outstanding, the Conversion Price and the Liquidated Damages Amount payable with respect to shares of Common Stock that are Registrable Securities shall be calculated as if the Notes were still outstanding. Notwithstanding the foregoing, no Liquidated Damages Amount shall accrue as to any Registrable Security from and after the earlier of (x) the date such security is no longer a Registrable Security and (y) expiration of the Effectiveness Period. The rate of accrual of the Liquidated Damages Amount with respect to any period shall not exceed the rate provided for in this paragraph notwithstanding the occurrence of multiple concurrent Events.

The Liquidated Damages Amount shall accrue from the first day of the applicable Liquidated Damages Accrual Period, and shall be payable on each Liquidated Damages Payment Date during the Liquidated Damages Accrual Period (and, without duplication, on the Liquidated Damages Payment Date next succeeding the end of Liquidated Damages Accrual Period if the Liquidated Damages Accrual Period does not end on an Liquidated Damages Payment Date) to the Record Holders of the Registrable Securities entitled thereto; provided that any Liquidated Damages Amount accrued with respect to any Note or portion thereof redeemed by the Company on a redemption date, repurchased by the Company on a repurchase date or converted into Underlying Common Stock on a conversion date prior to the Liquidated Damages Payment Date, shall, in any such event, be paid instead to the Holder who submitted such Note or portion thereof for redemption, repurchase or conversion on the applicable redemption date, repurchase date or conversion date, as the case may be, on such date (or promptly following the conversion date, in the case of conversion); provided further, that, in the case of an Event of the type described in clause (iii) or (iv) of the first paragraph of this Section 2(e), such Liquidated Damages Amount shall be paid only to the Holders entitled thereto pursuant to such first paragraph by check mailed to the address set forth in the Notice and Questionnaire delivered by such Holder. The Trustee shall be entitled, on behalf of registered holders of Notes or Underlying Common Stock, to seek any available remedy for the enforcement of this Agreement, including for the payment of such Liquidated Damages Amount. Notwithstanding the foregoing, the parties agree that the sole damages payable for a violation of the terms of this Agreement with respect to which a Liquidated Damages Amount is expressly provided shall be such Liquidated Damages Amount. Nothing shall preclude any Holder from pursuing or obtaining specific performance or other equitable relief with respect to this Agreement.

All of the Company’s obligations set forth in this Section 2(e) that are outstanding with respect to any Registrable Security at the time such security ceases to be a Registrable Security shall survive until such time as all such obligations with respect to such security have been satisfied in full (notwithstanding termination of this Agreement pursuant to Section 8(k)).

The parties hereto agree that the Liquidated Damages Amount provided for in this Section 2(e) constitute a reasonable estimate of the damages that may be incurred by

Holders of Registrable Securities by reason of the failure of the Shelf Registration Statement to be filed or declared effective or available for effecting resales of Registrable Securities in accordance with the provisions hereof.

Section 3. Registration Procedures. In connection with the registration obligations of the Company under Section 2 hereof, during the Effectiveness Period, the Company shall:

(a) Prepare and file with the SEC a Registration Statement or Registration Statements on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the Holders thereof in accordance with the reasonably requested method or methods of distribution thereof, and use its reasonable best efforts to cause each such Registration Statement to become effective and remain effective as provided herein; provided that before filing any Registration Statement or Prospectus or any amendments or supplements thereto with the SEC, the Company shall furnish to the Initial Purchaser and the Special Counsel of such offering, if any, copies of all such documents proposed to be filed at least three (3) Business Days prior to the filing of such Registration Statement or amendment thereto or Prospectus or supplement thereto; provided, that documents required to be filed pursuant to Section 2(d) shall be furnished instead to the requesting Notice Holders and the Special Counsel not later than one (1) Business Day prior to the filing thereof.

(b) Subject to Section 3(h), prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable period specified in Section 2(a); cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and use its reasonable best efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or such Prospectus as so supplemented.

(c) As promptly as practicable give notice to the Notice Holders, the Initial Purchaser and the Special Counsel, (i) when any Prospectus, Prospectus supplement, Registration Statement or post-effective amendment to a Registration Statement has been filed with the SEC and, with respect to a Registration Statement or any post-effective amendment, when the same has been declared effective, (ii) of any request, following the effectiveness of the Initial Shelf Registration Statement under the Securities Act, by the SEC or any other federal or state governmental authority for amendments or supplements to any Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the occurrence of, but not the nature of or details concerning, a Material Event and (vi) of the determination by the Company that a post-effective amendment to a Registration Statement will be filed with the SEC, which notice may, at the discretion of the Company (or as required pursuant to Section 3(h)), state that it constitutes a Deferral Notice, in which event the provisions of Section 3(h) shall apply.

(d) Use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale, in either case as promptly as practicable, and provide prompt notice to each Notice Holder and the Initial Purchaser of the withdrawal of any such order.

(e) As promptly as practicable furnish to each Notice Holder, the Special Counsel and the Initial Purchaser, upon request and without charge, at least one (1) conformed copy of the Registration Statement and any amendment thereto, including financial statements but excluding (i) schedules, (ii) all documents incorporated or deemed to be incorporated therein by reference and (iii) all exhibits (unless requested in writing to the Company by such Notice Holder, such Special Counsel or the Initial Purchaser).

(f) During the Effectiveness Period, deliver to each Notice Holder, the Special Counsel, if any, and the Initial Purchaser, in connection with any sale of Registrable Securities pursuant to a Registration Statement, without charge, as many copies of the Prospectus or Prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such Notice Holder may reasonably request; and the Company hereby consents (except during such periods that a Deferral Notice is outstanding and has not been revoked) to the use of such Prospectus or each amendment or supplement thereto by each Notice Holder in connection with any offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto in the manner set forth therein.

(g) Prior to any public offering of the Registrable Securities pursuant to the Shelf Registration Statement, use its reasonable best efforts to register or qualify or cooperate with the Notice Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Notice Holder reasonably requests in writing (which request may be included in the Notice and Questionnaire); prior to any public offering of the Registrable Securities pursuant to the Shelf Registration Statement, use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period in connection with such Notice Holder’s offer and sale of Registrable Securities pursuant to such registration or qualification (or exemption therefrom) and do any and all other acts or things reasonably necessary to legally permit the disposition in such jurisdictions of such Registrable Securities in the manner set forth in the relevant Registration Statement and the related Prospectus; provided that the Company will not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in suits or to taxation in any such jurisdiction where it is not then so subject.

(h) Upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of proceedings with respect to the Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a “Material Event”) as a result of which any Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development that, in the reasonable discretion of the Company, makes it appropriate to suspend the availability of the Shelf Registration Statement and the related Prospectus:

(i) in the case of clause (B) above, subject to the next sentence, as promptly as practicable prepare and file, if necessary pursuant to applicable law, a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and Prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to a Registration Statement, subject to the next sentence, use its reasonable best efforts to cause it to be declared effective as promptly as is practicable, and

(ii) give notice to the Notice Holders, and the Special Counsel, if any, that the availability of the Shelf Registration Statement is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Notice Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until such Notice Holder’s receipt of copies of the supplemented or amended Prospectus provided for in clause (i) above, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.

The Company will use its reasonable best efforts to ensure that the use of the Prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, (y) in the case of clause (B) above, as soon as, in the sole judgment of the Company, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter and (z) in the case of clause (C) above, as soon as in the reasonable discretion of the Company, such suspension is no longer appropriate. The Company shall be entitled to exercise its right under this Section 3(h) to suspend the availability of the Shelf Registration Statement or any Prospectus, and any such period during which the availability of the Registration Statement and any Prospectus is suspended (the “Deferral Period”) shall, without incurring any obligation to pay Liquidated Damages pursuant to Section 2(e), not exceed 45 days; provided that the aggregate duration of any Deferral Periods shall not exceed 45 days in any three month period (or 60 days in any three month period in the event of a Material Event pursuant to which the Company has delivered a second notice as required below) or 120 days in any twelve (12) month period; provided that in the case of a Material Event relating to an acquisition or a probable acquisition or financing, recapitalization, business combination or other similar transaction, the Company may, without incurring any obligation to pay Liquidated Damages pursuant to Section 2(e), deliver to Notice Holders a second notice to the effect set forth above, which shall have the effect of extending the Deferral Period by up to an additional 15 days, or such shorter period of time as is specified in such second notice.

(i) Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) for a 12-month period commencing on the first day of the first fiscal quarter of the Company commencing after the effective date of a Registration Statement, which statements shall be made available no later than 45 days after the end of the 12-month period or 90 days if the 12-month period coincides with the fiscal year of the Company.

(j) Cooperate with each Notice Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold or to be sold pursuant to a Registration Statement, which certificates shall not bear any restrictive legends (unless required by applicable law), and cause such Registrable Securities to be in such denominations as are permitted by the Indenture and registered in such names as such Notice Holder may request in writing at least two (2) Business Days prior to any sale of such Registrable Securities.

(k) Provide a CUSIP number for all Registrable Securities covered by each Registration Statement not later than the effective date of such Registration Statement and provide the Trustee and the transfer agent for the Common Stock with printed certificates for the Registrable Securities that are in a form eligible for deposit with The Depository Trust Company.

(l) Cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc.

(m) Upon (i) the filing of the Initial Registration Statement and (ii) the effectiveness of the Initial Shelf Registration Statement, announce the same, in each case by release to Business Wire.

Section 4. Holder’s Obligations. Each Holder agrees, by acquisition of the Registrable Securities, that no Holder shall be entitled to sell any of such Registrable Securities pursuant to a Registration Statement or to receive a Prospectus relating thereto, unless such Holder has furnished the Company with a Notice and Questionnaire as required pursuant to Section 2(d) hereof (including the information required to be included in such Notice and Questionnaire) and the information set forth in the next sentence. Each Notice Holder agrees promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Notice Holder not misleading and any other information regarding such Notice Holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request. Any sale of any Registrable Securities by any Holder shall constitute a representation and warranty by such Holder that the information relating to such Holder and its plan of distribution is as set forth in the Prospectus delivered by such Holder in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such Holder or its plan of distribution and that such Prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such Holder or its plan of distribution necessary to make the statements in such Prospectus, in the light of the circumstances under which they were made, not misleading.

Section 5. Registration Expenses. The Company shall bear all fees and expenses incurred in connection with the performance by the Company of its obligations under Sections 2 and 3 of this Agreement whether or not any Registration Statement is declared effective. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, (x) fees and expenses with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (y) fees and expenses of compliance with federal and state securities or Blue Sky laws (including, without limitation, reasonable fees and disbursements of the Special Counsel in connection with Blue Sky qualifications of the Registrable Securities under the laws of such jurisdictions as Notice Holders of a majority of the Registrable Securities being sold pursuant to a Registration Statement may designate)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company), (iii) duplication expenses relating to copies of any Registration Statement or Prospectus delivered to any Holders hereunder, (iv) fees and disbursements of counsel for the Company in connection with the Shelf Registration Statement, (v) reasonable fees and disbursements of the Trustee and its counsel and of the registrar and transfer agent for the Common Stock and (vi) any Securities Act liability insurance obtained by the Company in its sole discretion. In addition, the Company shall pay the internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing by the Company of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed and the fees and expenses of any person, including special experts, retained by the Company. Notwithstanding the provisions of this Section 5, each seller of Registrable Securities shall pay selling expenses, commissions and discounts, expenses of counsel except to the extent set forth above, and all registration expenses to the extent required by applicable law.

Section 6. Indemnification and Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Notice Holder, each person, if any, who controls any Notice Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Notice Holder within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, subject to Section 6(c) hereof, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Holder furnished to the Company in writing by such Holder expressly for use therein; provided that the indemnification contained in this paragraph shall not inure to the benefit of any Holder (or to the benefit of any person controlling such Holder) on account of any such losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus provided in each case the Company has performed its obligations under Section 3(a) hereof if either (A) (i) such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale by such Holder to the person asserting the claim from which such losses, claims, damages or liabilities arise and (ii) the Prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (B) (x) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and (y) having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Holder thereafter fails to deliver such Prospectus as so amended or supplemented, with or prior to the delivery of written confirmation of the sale of a Registrable Security to the person asserting the claim from which such losses, claims, damages or liabilities arise.

(b) Indemnification by Holders. Each Holder agrees severally and not jointly to indemnify and hold harmless the Company and its directors, its officers and each person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) or any other Holder, to the same extent as the foregoing indemnity from the Company to such Holder, but only (i) with reference to information relating to such Holder furnished to the Company in writing by such Holder expressly for use in such Registration Statement or Prospectus or amendment or supplement thereto or (ii) with respect to a failure to deliver the Prospectus as described in clause (A) or (B) of Section 6(a) hereof, provided the Company has provided such Prospectus to the Holder in accordance with this Agreement. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b) hereof, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impeded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by, in the case of parties indemnified pursuant to Section 6(a), the Holders of a majority (with Holders of Notes deemed to be the Holders, for purposes of determining such majority, of the number of shares of Underlying Common Stock into which such Notes are or would be convertible as of the date on which such designation is made) of the Registrable Securities covered by the Registration Statement held by Holders that are indemnified parties pursuant to Section 6(a) and, in the case of parties indemnified pursuant to Section 6(b), the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment to the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment (to the extent such settlement or judgment is subject to indemnification under Section 6(a) or 6(b) as the case may be). Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request before the date of such settlement, unless such indemnifying party has (1) reimbursed such indemnified party for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provided written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes (i) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. To the extent that the indemnification provided for in Section 6(a) or 6(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company shall be deemed to be equal to the total net proceeds from the initial placement pursuant to the Purchase Agreement (before deducting expenses) of the Registrable Securities to which such losses, claims, damages or liabilities relate. The relative benefits received by any Holder shall be deemed to be equal to the value of receiving Registrable Securities that are registered under the Securities Act. The relative fault of the Holders on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holders or by the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holders’ respective obligations to contribute pursuant to this Section 6(d) are several in proportion to the respective number of Registrable Securities they have sold pursuant to a Registration Statement, and not joint.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding this Section 6(d), no indemnifying party that is a selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by it and distributed to the public were offered to the public exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity, hereunder, under the Purchase Agreement or otherwise.

(f) The indemnity and contribution provisions contained in this Section 6 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Holder, any person controlling any Holder or any affiliate of any Holder or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) the sale of any Registrable Securities by any Holder.

Section 7. Information Requirements. The Company covenants that, if at any time before the end of the Effectiveness Period the Company is not subject to the reporting requirements of the Exchange Act, it will cooperate with any Holder and take such further reasonable action as any Holder may reasonably request in writing (including, without limitation, making such reasonable representations as any such Holder may reasonably request), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act and customarily taken in connection with sales pursuant to such exemptions. Upon the written request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such filing requirements, unless such a statement has been included in the Company’s most recent report filed pursuant to Section 13 or Section 15(d) of Exchange Act. Notwithstanding the foregoing, nothing in this Section 7 shall be deemed to require the Company to register any of its securities (other than the Common Stock) under any section of the Exchange Act.

Section 8. Miscellaneous.

(a) No Conflicting Agreements. The Company is not, as of the date hereof, a party to, nor shall it, on or after the date of this Agreement, enter into, any agreement with respect to its securities that conflicts with the rights granted to the Holders in this Agreement. The Company represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to the holders of the Company’s securities under any other agreements except such as have been waived.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of a majority of the then outstanding Underlying Common Stock constituting Registrable Securities (with Holders of Notes deemed to be the Holders, for purposes of this Section, of the number of outstanding shares of Underlying Common Stock into which such Notes are or would be convertible as of the date on which such consent is requested). Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities being sold by such Holders pursuant to such Registration Statement; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence, and provided further that no modification may change the provisions relating to the payment of Liquidated Damages without the consent of each Holder of Registrable Securities. Notwithstanding the foregoing sentence, this Agreement may be amended by written agreement signed by the Company and the Initial Purchaser, without the consent of the Holders of Registrable Securities, to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision contained herein, or to make such other provisions in regard to matters or questions arising under this Agreement that shall not adversely affect the interests of the Holders of Registrable Securities. Each Holder of Registrable Securities outstanding at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 8(b), whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Registrable Securities or is delivered to such Holder.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by telecopy, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopy, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(i) if to a Holder, at the most current address given by such Holder to the Company in a Notice and Questionnaire or any amendment thereto;

(ii) if to the Company, to:

Sohu.com Inc.

Suite 1519, Tower 2

Bright China Chang An Building

7 Jianguomen Nei Avenue

Beijing 100005

People’s Republic of China

Attention: Chief Financial Officer

Telecopy No.: (011) 8610-6510-1377

and

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110

Attention: Timothy B. Bancroft, Esq.

Telecopy No.: (617) 574-4112

(iii) if to the Initial Purchaser, to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated.

c/o Merrill Lynch & Co.

World Financial Center

250 Vesey Street

New York, NY 10281

Attention: Equity Capital Markets

Telecopy No.: 212-738-2309

or to such other address as such person may have furnished to the other persons identified in this Section 8(c) in writing in accordance herewith.

(d) Approval of Holders. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its affiliates (as such term is defined in Rule 405 under the Securities Act) (other than the Initial Purchaser or subsequent Holders if such subsequent Holders are deemed to be such affiliates solely by reason of their holdings of such Registrable Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(e) Successors and Assigns. Any person who purchases any Registrable Securities from the Initial Purchaser shall be deemed, for purposes of this Agreement, to be an assignee of the Initial Purchaser. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and shall inure to the benefit of and be binding upon each Holder of any Registrable Securities, provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement, applicable law or the Indenture. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities, such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g) Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

(h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

(j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and the registration rights granted by the Company with respect to the Registrable Securities. Except as provided in the Purchase Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the parties with respect to such registration rights. No party hereto shall have any rights, duties or obligations other than those specifically set forth in this Agreement. In no event will such methods of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Company.

(k) Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the end of the Effectiveness Period, except for any liabilities or obligations under Section 4, 5 or 6 hereof and the obligations to make payments of and provide for Liquidated Damages under Section 2(e) hereof to the extent such damages accrue prior to the end of the Effectiveness Period, each of which shall remain in effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

SOHU.COM INC.

By:	/s/ DEREK PALASCHUK
Name:	Derek Palaschuk
Title:	Chief Financial Officer

Confirmed and accepted as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ JOHN C. LEE
Name:	John C. Lee
Title:	Vice President

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